[Bioventus Letterhead]
November __, 2025
[Name]
[Email Address]

Re: Amendment to Restricted Stock Unit Award Agreements and Grant Notices
Dear [Name],

As you know, you were previously granted one or more awards of restricted stock units (“RSUs”) by Bioventus Inc. (the “Company”) pursuant to one or more Restricted Stock Unit Award Agreements (each an “RSU Award Agreement”) and accompanying Grant Notice.

Under each of your RSU Award Agreement(s) and Grant Notice(s) issued before March 2025, when your RSUs vest, applicable tax withholding obligations may only be satisfied through a “sell to cover” transaction. The Company has decided to amend each of your pre-March 2025 RSU Award Agreement(s) and Grant Notice(s) to permit the Company to satisfy its applicable tax withholding obligations using either a “sell to cover” transaction or a net settlement (whereby a number of shares equal in value to the required tax withholdings are retained by the Company, and the net number of shares is issued to you upon vesting). With these changes, the terms of your pre-March 2025 RSU Award Agreement(s) and Grant Notice(s) will be in line with the RSU Award Agreement(s) and Grant Notice(s) used for awards made beginning in March 2025.

Effective as of the date of this letter, each of your pre-March 2025 RSU Award Agreements is amended as follows. Section 2.5 is deleted in its entirety and replaced with the following:

Section 2.5 Tax Withholding. Notwithstanding any other provision of this Agreement:

(a)The Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the RSUs. To satisfy such tax withholding obligations, the Company may elect, in its sole discretion, to effect either a net settlement (as described in Section 2.5(b) below) or a sell to cover transaction (as described in Section 2.5(c) below). Participant expressly authorizes the Company to use either such method of satisfying the applicable tax withholding obligations, as determined by the Administrator in its discretion.

(b)If the Company elects to use a net settlement to satisfy applicable tax withholding obligations, the Company will withhold Shares otherwise deliverable to the Participant equal in value to the applicable tax withholding obligations, remit the corresponding cash value to the applicable taxing authorities, and deliver the remaining net Shares to the Participant.

(c)If the Company does not elect to use a net settlement to satisfy applicable tax withholding obligations, the Company will effect a sell to cover transaction in accordance with this Section 2.5(c). The Participant therefore irrevocably agrees as follows:

(i)The Participant hereby appoints the Company’s transfer agent (together with any other party the Company determines necessary to execute the sell to cover transaction, the “Agent”) as the Participant’s agent and authorizes the Agent to (1) sell on the open market at the then prevailing market price(s), on the Participant’s behalf, as soon as practicable on or after the Shares are issued upon the vesting of the RSUs, that number (rounded up to the next whole number) of the Shares so issued necessary to generate proceeds to cover (x) any tax withholding obligations incurred with respect to such

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vesting or issuance and (y) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto, and (2) apply such funds to the applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto and then remit the remaining funds to the Company for delivery to the applicable taxing authorities.

(ii)The Participant hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of Shares that must be sold pursuant to subsection (i) above.

(iii)The Participant understands that the Agent may effect sales as provided in subsection (i) above in one or more sales and that the average price for executions resulting from bunched orders will be assigned to the Participant’s account. In addition, the Participant acknowledges that it may not be possible to sell Shares as provided by subsection (i) above due to (1) a legal or contractual restriction applicable to the Participant or the Agent, (2) a market disruption, or (3) rules governing order execution priority on the national exchange where the Shares may be traded. The Participant further agrees and acknowledges that in the event the sale of Shares would result in material adverse harm to the Company, as determined by the Company in its sole discretion, the Company may instruct the Agent not to sell Shares as provided by subsection (i) above. In the event of the Agent’s inability to sell Shares, the Participant will continue to be responsible for the timely payment to the Company and/or its Affiliates of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in subsection (i) above.

(iv)The Participant acknowledges that regardless of any other term or condition of this Section 2.5(c), the Agent will not be liable to the Participant for (1) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (2) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.

(v)The Participant hereby agrees to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 2.5(c). The Agent is a third-party beneficiary of this Section 2.5(c).

(vi)This Section 2.5(c) shall terminate not later than the date on which all tax withholding obligations arising in connection with the vesting of the Award have been satisfied.

Effective as of the date of this letter, each of your pre-March 2025 Grant Notices is amended as follows. The section currently titled “Withholding Tax Election” is deleted in its entirety and replaced with the following:

Tax Withholding Obligations: Participant understands that, at the time the RSUs become vested and/or the underlying Shares are distributed, the Company may be required to withhold federal, state and local income and employment taxes. As described in more detail in Section 2.5 of the Agreement, the Administrator may, in its sole discretion, satisfy such tax withholding obligations by effecting either (i) a net settlement, where the Company withholds Shares otherwise deliverable to the Participant equal in value to the applicable tax withholding obligations, or (ii) a sell to cover transaction, where the Company arranges for the sale, by a broker of the Company’s choosing, of such number of Shares otherwise deliverable to the Participant equal in value to the tax obligation required to be withheld (plus any applicable broker

[Bioventus Letterhead]
commission). Participant expressly authorizes the Company to use either such method of satisfying the applicable tax withholding obligations, as determined by the Administrator in its discretion.

Please sign below to confirm your understanding of, and agreement to, the change set forth in this letter. Except as expressly set forth above, your existing RSUs will continue to be governed by the terms of the applicable RSU Award Agreement and the Grant Notice, and, if applicable the Company’s 2021 Equity Incentive Plan.
Sincerely,

Bioventus, Inc.

[Name/Title]

Accepted and agreed:

_________________________________ _________________
Signature Date

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